INVESTOR SUPPORT SERVICES AND

SECONDARY MARKET SERVICES AGREEMENT

This Agreement is made as of May 7, 2021 by and between the Thornburg Income Builder Opportunities Trust, a Delaware statutory trust (the “Trust”), and XA Investments, LLC, a Delaware limited liability company (“XAI”), relating to certain services to be provided by XAI to the Trust.

WHEREAS, the Trust is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust wishes to retain XAI to provide the services set forth herein under the terms and conditions stated below following the closing of the Trust’s initial public offering of common shares of beneficial interest (the “Shares”) (excluding any “Green Shoe” period) (the “Closing”), and XAI is willing to provide such services for the compensation set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree as follows:

1.	APPOINTMENT. The Trust hereby retains XAI to furnish, and XAI hereby agrees to furnish the services set forth in Exhibit A hereto (the “Services”).

2.	SERVICES AND DUTIES OF XAI.

(a)	From the Closing until termination of this Agreement, XAI shall assist the Trust by providing the services set forth in Exhibit A hereto.

(b)

XAI acknowledges and agrees that it is not authorized to provide any information or make any representation regarding the Trust or its shares other than as contained in the Trust’s filings with the Securities and Exchange Commission (“SEC”) or as specifically approved by the Trust for use by XAI in connection with the performance of the Services.

(c)

XAI may subcontract with any entity or person to assist in the provision of the services contemplated by this Agreement; provided, however, that XAI shall not be relieved of any of its duties and obligations under this Agreement by the retention of such subcontractor and provided further, that XAI shall be responsible, to the extent provided herein, for all acts of such subcontractor as if such acts were its own.

3.	REPRESENTATIONS AND WARRANTIES.

(a)	XAI represents and warrants to the Trust as follows:

i.	XAI is duly organized and validly existing under the laws of the State of Delaware.

ii.

The execution, delivery and performance by XAI of this Agreement are within XAI’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of XAI for the execution, delivery and performance of this Agreement by the parties to this Agreement, and the execution, delivery and performance of this Agreement by the parties to this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) XAI’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon XAI.

iii.

XAI has obtained all necessary registrations, licenses and approvals in order to perform the Services contemplated by this Agreement and will maintain in effect during the term of this Agreement all registrations, licenses and approvals necessary to perform the Services.

(b)	The Trust represents and warrants to XAI as follows:

i.	The Trust is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets.

ii.

The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary actions of the Board of Trustees, and the execution, delivery and performance of this Agreement by the parties to this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Trust.

iii.

The Trust is, or will be prior to commencing operations, registered as a closed-end management investment company under the 1940 Act and the Trust’s shares are, or will be prior to commencing operations, registered under the Securities Act of 1933, as amended, and under any applicable state securities laws, or exempt from such registration.

4.	COVENANTS.

(a)

XAI will promptly notify the Trust: (i) in the event that the SEC or any other authority (including any state authority) has censured XAI’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions; and (ii) of any change to XAI that may be reasonably expected to adversely affect its ability to perform the Services.

(b)	XAI will act as an independent contractor in providing the Services.

(c)

XAI will not share its fees with any third party, without the prior written consent of the Trust, provided that XAI may pay reasonable and customary fees and other compensation to subcontractors retained by XAI pursuant to Section 2(c) hereof.

(d)

XAI will perform, or contract and coordinate with others to perform, the Services: (i) using sound, commercial practices and in a competent and professional manner by personnel who are knowledgeable, qualified and trained in performing each of the Services; and (ii) in accordance with any written direction by the Trust. XAI will make any sub-contracting or coordinating party aware of the covenants set forth in this paragraph 4(d) and obtain the party’s agreement to abide by them as if the party were subject to this Agreement.

(e)	XAI will cooperate with the authorized officers, employees, subcontractors and agents of the Trust in performing Services as reasonably requested by the Trust.

(f)

XAI will not, and will cause its affiliates not to, provide any information or make any representation regarding the Trust or the Shares other than: (i) information contained in the Trust’s public statements or filings with the SEC; (ii) marketing materials provided, prepared, or approved, by the Trust; and (iii) any other information approved by the Trust for use by XAI in connection with the performance of the Services by XAI.

5.	COMPENSATION.

(a)

The Trust agrees to pay to XAI and XAI agrees to accept as full compensation for all services rendered by XAI hereunder, a monthly fee in arrears at an annual rate equal to 0.20% of the Trust’s average daily Managed Assets. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

(b)

“Managed Assets” means the total assets of the Trust, including the assets attributable to the proceeds from financial leverage (including through the issuance of preferred shares or the issuance of senior securities representing indebtedness), minus liabilities, other than liabilities related to any financial leverage.

(c)

For purposes of this Agreement, the total assets of the Trust shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the value of the Trust’s assets, and on days on which the value of the Trust’s assets are not so determined, the asset value computation to be used will be as determined on the immediately preceding day on which the value of the Trust’s assets was determined.

(d)	XAI may elect from time to time, in its sole discretion, to waive its right to reimbursement or its receipt of the fee hereunder.

6.

COMPLIANCE WITH THE TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAW. In all matters pertaining to the performance of this Agreement, XAI will act in accordance with the written disclosures of the Trust in its filings with the SEC or any written materials as specifically approved in writing by the Trust for use by XAI in connection with the performance of the Services. In providing the Services, XAI will conform to, and comply with, the requirements of the 1940 Act and the rules and regulations thereunder and all other applicable federal, state and foreign laws and regulations.

7.

EXCLUSIVITY. The services of XAI hereunder are not deemed to be exclusive, and XAI and its directors, officers, employees and affiliates may, without the prior written consent of the Trust, render such services to others.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION OF XAI.

(a)

XAI will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties and obligations under this Agreement.

(b)

The Trust shall indemnify, defend and protect XAI, its members and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person affiliated with any of them, including XMS Capital Partners, LLC (collectively, the “Indemnified Parties”) (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust or its security holders) arising out of or otherwise based upon the performance of any of XAI’s duties or obligations under this Agreement. Notwithstanding the foregoing provisions of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Trust or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party’s duties or by reason of the reckless disregard of XAI’s duties and obligations under this Agreement.

(c)	The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an Indemnified Party.

9.	DURATION AND TERMINATION.

(a)

This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Trust for successive periods of 12 months, provided such continuance is specifically approved at least annually by both:

i.	the vote of a majority of the Trust’s Board of Trustees or the vote of a majority of the outstanding voting securities of the Trust at the time outstanding and entitled to vote, and

ii.

the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

(b)

Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of any penalty, upon giving XAI 60 days’ notice (which notice may be waived by XAI), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Trust at the time outstanding and entitled to vote, or by XAI on 60 days’ written notice to the Trust (which notice may be waived by the Trust).

(c)	This Agreement will immediately terminate in the event of its assignment.

(d)	As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.

(e)	Sections 8 and 11 through 19 shall survive any termination of this Agreement.

10.

AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11.

CONFIDENTIALITY. Each of the Trust and XAI acknowledge and agree that pursuant to this Agreement, either party may have access to the other party’s confidential and proprietary information and materials concerning or pertaining to the other’s business. Each party will receive and hold such information in the strictest confidence, and acknowledge, represent, and warrant that it will use its best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, which approval shall not be unreasonably withheld, they will not use, copy, or divulge to third parties or otherwise use, except in accordance with the terms of this Agreement, any information obtained from or through the other party in connection with this Agreement; provided, however, this covenant shall not apply to information (i) which is in the public domain now or when it becomes in the public domain in the future, other than by reason of a breach of this Agreement, (ii) which has come to either party from a lawful source not bound to maintain the confidentiality of such information, other than from the other party or an affiliate or representative of that party, (iii) disclosures which are required by law, regulatory authority, regulation or legal process or are made to any regulatory agency in the normal course of an examination, audit or investigation involving such party, or (iv) disclosure as reasonably necessary in the course of business to third parties subject to a duty to maintain the confidentiality of the information.

12.

GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

13.	BOOKS AND RECORDS.

(a)

In compliance with the requirements of the 1940 Act, XAI hereby agrees that all records which it may maintain for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon request.

(b)

Each party to this Agreement hereby agrees that the parties may furnish to legal and regulatory authorities having the requisite authority any information or reports in connection with Services that any such authority may request. Subject to the proviso below, if the disclosing party is required or requested to provide any information or reports to regulatory authorities, the disclosing party shall immediately notify the other party in order to provide the other party the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports; provided, that such notification by the disclosing party need not be made if prohibited by applicable law.

14.

THIRD-PARTY BENEFICIARIES. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors. The understandings contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and, except as specifically contemplated herein with respect to Indemnified Parties, shall not be construed as conferring, and are not intended to confer, any rights on any other persons.

15.

EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

16.

ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

17.

WAIVERS. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

18.

CONSTRUCTION. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

19.	SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

20.	NOTICES. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THORNBURG INCOME BUILDER OPPORTUNITIES TRUST

By:	/s/ Curtis Holloway

Name:	Curtis Holloway
Title:	CFO & Treasurer

XA INVESTMENTS LLC

By:	/s/ Benjamin D. McCulloch

Name:	Benjamin D. McCulloch
Title:	General Counsel & Managing Director

Appendix A

Secondary Market Support Services

•	Non-deal roadshows post-IPO to facilitate superior secondary market trading (premium);

•	Ongoing advisor education—whitepapers, blogs to broaden buyer base and create new Fund demand;

•	Coordinate with Thornburg public relations firm and global communications director on media requests or media events;

•

Scheduling, organizing and preparing for conference calls and meetings with financial intermediaries, which may include scripting conference calls, distributing materials in advance and subsequent to meetings, conducting calls on behalf of the Trust, moderating calls and meetings, and other related services;

•	Assist with Fund analyst relations, the due diligence process for research coverage, ratings and information organizations and other service providers that cover investment funds similar to the Trust;

•	Assist with the closed-end fund specific sections of the Fund website buildout, management and compliance;

•	Develop process for ticker-level support, including regular quarterly webinars with portfolio management;

•	Periodic sales meetings, calls, updates; provide field feedback on questions and concerns;

•	Responding to questions about the Trust from financial intermediaries (including, without limitation, banks, trust companies, broker-dealers and registered investment advisers) regarding the Trust;

•

Assisting in producing communications targeted to current Trust shareholders and the investment community, including press releases, shareholder reports, regulatory filings, and other communications regarding the Fund, including the Fund FAQ, Fund FAQ for internal and external use, but excluding marketing materials targeted to prospective investors or prepared for use in an offering of Shares;

•	Develop post-IPO Fund secondary market brochure;

•	Communications with stock exchange designated market maker or specialist on the Trust’s shares and trading performance, if applicable;

•	Reporting to the Board of Trustees of the Trust periodically with respect to the Services; and

•	Providing such additional on-going secondary market services with respect to the Fund and such other services as the parties may mutually agree from time to time.

A-1